Exhibit 16

June 16, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Diametrics Medical, Inc. and, under the date of January 23, 2004, we reported on the consolidated financial statements of Diametrics Medical, Inc. as of and for the years ended December 31, 2003 and 2002. On June 9, 2004, we informed Diametrics Medical, Inc. that we declined to stand for reelection and that the client-auditor relationship with KPMG LLP will cease upon completion of our review of Diametrics Medical, Inc.’s consolidated financial statements as of and for the three and six-months periods ended June 30, 2004. We have read Diametrics Medical, Inc.’s statements included under Item 4 of its Form 8-K dated June 16, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with the statement in paragraph 5 regarding the Company’s progress in appointing new principal accountants.

Very truly yours,

/s/ KPMG LLP